Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of Reed’s Inc. of our report dated April 15, 2022, (which report includes an explanatory paragraph regarding the Company’s ability to continue as a going concern), with respect to the financial statements of Reed’s Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/Weinberg & Company, P.A.

Los Angeles, California

October 31, 2022